EXHIBIT 14.1

Blacksands Petroleum, Inc.

Corporate Governance Policies

October 27, 2008

Content

1.	Mandate of the Board of Directors
2.	Terms of Reference of the Corporate Governance Committee of the Board of Directors
3.	Terms of Reference of the Compensation Committee of the Board of Directors
4.	Charter of the Audit Committee of the Board of Directors
5.	Policy on Trading in Securities
6.	Corporate Disclosure Policy
7.	Business Conduct Policy
8.	Whistleblower Policy

Blacksands Petroleum, Inc.

Mandate of the Board of Directors

October 27, 2008

The Board of Directors of Blacksands Petroleum, Inc. (“BSPE”) believes that the appropriate mix of skills, experience, age and gender will help to enhance its performance. The Board’s composition should reflect business experience compatible with the Company’s business objectives.

Composition

Currently, two of five members of the Board are independent. The Chair of the Board shall be an independent director. If appointing a Chair of the Board who is an independent director is not appropriate, the Board will appoint a lead director who is an independent director. The majority of the Board should be independent.

Meetings

The Board shall meet at least four times annually, or more frequently, as circumstances dictate. In addition, the Board shall hold separate, regularly scheduled meetings of independent directors at which members of management are not present.

Position Descriptions

The Board shall develop clear position descriptions for directors, including the Chair of the Board and the Chair of each Board committee. Additionally, the Board, together with the President & Chief Executive Officer (the “President & CEO”), shall develop a clear position description for the President & CEO, which includes defining management’s responsibilities. The Board shall also develop or approve the corporate goals and objectives that the President & CEO is responsible for meeting.

The Board is elected by the shareholders and represents all shareholders’ interests in continuously creating shareholder value. The following is the mandate of the Board.

•	Advocate and support the best interests of the Company.
•	Review and approve strategic, business and capital plans for the Company and monitor management’s execution of such plans.
•	Review whether specific and relevant corporate measurements are developed and adequate controls and information systems are in place with regard to business performance.
•	Review the principal risks of the Company’s business and pursue the implementation by management of appropriate systems to manage such risks.

•	Monitor progress and efficiency of strategic, business, and capital plans and require appropriate action to be taken when performance falls short of goals.
•	Review measures implemented and maintained by the Company to ensure compliance with statutory and regulatory requirements.
•	Select, evaluate, and set the compensation of the President & CEO.
•	Annually review appropriate senior management compensation programs.
•	Monitor the practices of management against the Company’s disclosure policy to ensure appropriate and timely communication to shareholders of material information concerning the Company.
•	Monitor safety and environmental programs.
•	Monitor the development and implementation of programs for management succession and development.
•	Approve selection criteria for new candidates for directorship.
•	Provide new directors with a comprehensive orientation, and provide all directors with continuing education opportunities.
•	Assure shareholders of conformity with applicable statutes, regulations and standards (for example, environmental risks and liabilities, and conformity with financial statements).
•	Regularly conduct assessments of the effectiveness of the Board, as well as the effectiveness and contribution of each Board committee and each individual director.
•	Establish the necessary committees to monitor the Company.
•	Provide advice to and act as a sounding board for the President & CEO.
•	Discharge such other duties as may be required in the good stewardship of the Company.

In addressing its mandate, the Board assumes responsibility for the following approvals:

Financial Approvals:
-	Strategic plan
-	Annual business and capital plans
-	Annual financial statements and auditors’ report
-	Quarterly earnings and any press release around quarterly financials
-	Budgeted capital expenditures
-	Unbudgeted capital expenditures in excess of $100,000
-	Acquisitions/divestitures

-	Significant financing or refinancing opportunities
-	Dividend policy
-	Share re-purchase programs
-	Individual operating, real property or capital leases having total commitment in excess of $100,000
Human Resources Approvals:
-	Appointment/succession/dismissal of President & CEO
-	Compensation of President & CEO
-	Executive compensation arrangements and incentive plans
-	Hiring of key management positions

Administration and Compliance Approvals:
-	Appointment of Board Committees and their Chairs
-	Nomination of Directors
-	* Approval of Auditors
-	Proxy circular
-	Appointment of Chairman
-	* Major policies
* Board may delegate to committees

Blacksands Petroleum, Inc.

Terms of Reference

Corporate Governance Committee of the Board of Directors

October 27, 2008

Mandate

A.	Role and Objective

The Corporate Governance Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of Blacksands Petroleum, Inc. (“BSPE”) which has been constituted to assist the Board in fulfilling its oversight responsibilities in relation to the corporate governance practices and policies of BSPE.

B.	Composition
1.	The Committee shall comprise at least three directors, one of which shall be the President & CEO. The majority of the Committee shall be independent directors.
2.

Members of the Committee shall be appointed by the Board. Each member shall serve until his successor is appointed, unless he shall resign or be removed by the Board or he shall otherwise cease to be a director of BSPE.

3.

The Chair of the Committee may be designated by the Board or, if it does not do so, the members of the Committee may elect a Chair by vote of a majority of the full Committee membership. The Committee Chair shall be an independent director.

4.

The Committee shall have access to such officers and employees and consultants as necessary of BSPE and its subsidiaries and to such information respecting BSPE and its subsidiaries as it considers necessary or advisable in order to perform its duties and responsibilities.

C.	Meetings
1.	At all meetings of the Committee, every question shall be decided by a majority of the votes cast. In case of an equality of votes, the matter will be referred to the Board for decision.
2.	A quorum for meetings of the Committee shall be a majority of its members.
3.

Meetings of the Committee shall be scheduled to occur not less than twice a year. Minutes of all meetings of the Committee shall be taken. The Chair of the Committee shall hold in camera sessions of the Committee, without management present, at every meeting.

4.	The Committee shall report the results of meetings and reviews undertaken and any associated recommendations to the Board.
D.	Responsibilities

The Committee has the overall responsibility for reviewing the corporate governance practices of BSPE and assessing the functioning and effectiveness of the Board, its committees and its individual members. To carry out its oversight responsibilities, the Committee shall undertake the following:

1.

Develop for approval by the Board, and annually review the approach of BSPE to corporate governance matters and make recommendations to the Board which the Committee considers advisable to satisfy itself that BSPE follows appropriate and proper corporate governance practices.

2.

Review, and recommend to the Board for approval, reports and disclosure concerning BSPE’s corporate governance practices as required by applicable securities laws, rules or guidelines, any applicable stock exchange requirements or guidelines and any other applicable regulatory rules.

3.	Recommend an individual to serve as Chairman of the Board.
4.

Make recommendations to the Board as to which directors should be classified as unrelated or independent directors, as applicable, pursuant to applicable securities laws, rules or guidelines, any applicable stock exchange requirements or guidelines and any other applicable regulatory rules.

5.

Together with the Chairman of the Board, review annually and recommend to the Board management’s succession plan including provisions for appointing, training and monitoring senior management and the appropriateness of the current and future organisational structure of BSPE.

6.

Act as a forum for concerns of individual directors in respect of matters that are not readily or easily discussed at a full Board meeting, including the performance of management or the performance of the Board or individual members of the Board. The Chair of the Committee shall be responsible for developing a response to any such concerns.

7.	Develop and recommend to the Board for approval, and review annually, structures and procedures designed to ensure that the Board can function independently of management.
8.	Consider and, from time to time, make recommendations to the Board as to the appropriate size of the Board.
9.	Develop and annually review orientation and education programs for new directors.
10.

Together with the Chairman of the Board, develop position descriptions for the Board and for the President & CEO, including the definition of limits to management’s responsibilities, approval of the corporate objectives which the President & CEO is responsible for meeting and assessing the President & CEO against these objectives and reporting the results of such assessment to the Board;

11.

Together with the Chairman of the Board, annually assess the effectiveness of the Board as a whole, the committees of the Board, and the contribution of each individual director and make periodic reports to the Board regarding same.

12.

Annually review, and recommend to the Board, the establishment or abolition of committees of the Board, the size and composition thereof, appointments to each committee and any change to committee terms of reference.

13.	Review and report to the Board on matters relating to the nomination of directors, and in so doing:
(a)	develop criteria for selection of directors and procedures to identify possible nominees;
(b)	review and assess qualifications of board nominees including potential conflicts of interest; and
(c)	determine if any board member’s qualifications or credentials since appointment have changed, or if other circumstances have arisen, so as to warrant a recommendation that such member resign.
14.	Through outside legal counsel, maintain a summary of the duties and liabilities of directors and annually update and provide such summary to directors.
15.

Annually review and monitor BSPE’s communication policy with a view to determining whether BSPE is communicating effectively with shareholders, other stakeholders, the investment community and the public generally.

16.	Review, consider and approve the engagement, at the expense of BSPE, of external professional and other advisors to individual directors when so requested by such directors.
17.	Review such other matters of a corporate governance nature as may be directed by the Board from time to time.
18.	Engage, or instruct management to engage, on behalf of BSPE such professional and other advisors as the Committee considers appropriate in performing its obligations hereunder.

Blacksands Petroleum, Inc.

Terms of Reference

Compensation Committee of the Board of Directors

October 27, 2008

Mandate

A.	Role and Objective

The Compensation Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of Blacksands Petroleum, Inc. (“BSPE”). Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to: (i) human resources policies; and (ii) executive compensation.

B.	Composition
1.	The Committee shall comprise at least three independent directors.
2.

Members of the Committee shall be appointed by the Board. Each member shall serve until his/her successor is appointed unless he/she shall resign or be removed by the Board or he/she shall otherwise cease to be a director of BSPE. The Board shall fill any vacancy if the membership of the Committee is less than three directors.

3.

The Chair of the Committee may be designated by the Board or, if it does not do so, the members of the Committee may elect a Chair by vote of a majority of the full Committee membership. The Chair shall be an independent director.

4.

The Committee shall have access to such officers and employees of BSPE or any other subsidiaries and to such information respecting BSPE and the subsidiaries as it considers necessary or advisable in order to perform its duties and responsibilities.

C.	Meetings
1.

The Committee shall meet at least twice annually at such times and at such locations (or by teleconference if the Committee so determines) as the Chair of the Committee shall determine provided that one of the meetings shall be scheduled following preparation of the annual financial statements and be for evaluation for the purpose of determining bonuses in respect of the immediately preceding financial year, as applicable. Any two members of the Committee may also request a meeting of the Committee.

2.

The quorum for meetings shall be a majority of the members of the Committee, present in person or by telephone or by other telecommunication device that permits all persons participating in the meeting to hear each other.

3.

The Chair shall, in consultation with management, establish the agenda for the meetings and instruct management to ensure that properly prepared agenda materials are circulated to the Committee with sufficient time for study prior to the meeting.

4.	Every question at a Committee meeting shall be decided by a majority of the votes cast.
5.

Each of the President & CEO and CFO of BSPE shall be available to advise the Committee, shall receive notice of all meetings of the Committee and may attend meetings at the invitation of the Chair of the Committee. The Chair of the Committee shall hold in camera sessions of the Committee, without management present, at every meeting.

6.	A Committee member, or any other person selected by the Committee, shall be appointed at each meeting to act as secretary for the purpose of recording the minutes of each meeting.
7.

The Committee shall provide the Board with a summary of all meetings together with a copy of the minutes from such meetings. All information reviewed and discussed by the Committee at any meeting shall be retained and made available for examination by the Board upon request to the Chair.

D.	Responsibilities

To carry out its oversight responsibilities, the Committee shall undertake the following:

1.	Review and recommend for approval to the Board, BSPE’s key human resources policies.
2.	Review and recommend for approval to the Board the compensation and benefits policy and plans, including incentive compensation plans.
3.	Review and recommend to the Board the employment agreements of the executive officers of BSPE.
4.	Together with the Chairman of the Board, evaluate annually the performance of the President & CEO and recommend to the Board his/her annual compensation package and performance objectives.
5.	Together with the Chairman of the Board, review annually and recommend to the Board the annual compensation package and performance objectives of the other executive officers of BSPE.
6.

Review annually and recommend to the Board the adequacy and form of the compensation of Directors of BSPE and be satisfied the compensation realistically reflects the responsibilities and risk involved in being such a director.

7.	Review annually and recommend for approval to the Board the executive compensation disclosure of BSPE in its Proxy Statement, and be satisfied that the overall compensation philosophy and policy for executive officers is adequately disclosed and describes in sufficient detail the rationale for salary levels, incentive payments, share grants, share options, pensions and all other components of executive compensation as prescribed by applicable securities laws.

8.	Determine grants of options to purchase shares of BSPE under BSPE’s share option plan and recommend same to the Board for approval.
9.	Engage, at the expense of BSPE, any external professional or other advisors which it determines necessary in order to carry out its duties hereunder.
10.	Perform any other activities consistent with this mandate as the Committee or the Board deems necessary or appropriate.

Blacksands Petroleum, Inc.

Charter of the

Audit Committee of the Board of Directors

October 27, 2008

Mandate

A.	Role and Objectives

The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of Blacksands Petroleum, Inc. (“BSPE”) established for the purpose of overseeing the accounting and financial reporting process of BSPE and external audits of the consolidated financial statements of BSPE. In connection therewith, the Committee assists the Board in fulfilling its oversight responsibilities in relation to BSPE’s internal accounting standards and practices, financial information, accounting systems and procedures, financial reporting and statements and the nature and scope of the annual external audit. The Committee also recommends for Board approval BSPE’s audited annual consolidated financial statements and other mandatory financial disclosure, including its Form 10-K for annual reporting, and Form 10-Q for quarterly reporting.

BSPE’s external auditor is accountable to the Board and the Committee as representatives of shareholders of BSPE. The Committee shall be directly responsible for overseeing the relationship of the external auditor. The Committee shall have such access to the external auditor as it considers necessary or desirable in order to perform its duties and responsibilities. The external auditor shall report directly to the Committee.

The objectives of the Committee are as follows:

1.	to be satisfied with the credibility and integrity of financial reports;
2.

to support the Board in meeting its oversight responsibilities in respect of the preparation and disclosure of financial reporting, including the consolidated financial statements of BSPE and the related Form 10-Q or Form 10-K;

3.	to facilitate communication between the Board and the external auditor and to receive all reports of the external auditor directly from the external auditor;
4.	to be satisfied with the external auditor’s independence and objectivity; and
5.	to strengthen the role of independent directors by facilitating in-depth discussions between members of the Committee, management and BSPE’s external auditor.
B.	Composition

1.

The Committee shall comprise at least three directors, none of whom shall be an officer or employee of BSPE or any of its subsidiaries or any affiliate thereof. Each Committee member shall satisfy the independence, financial literacy and experience requirements of applicable securities laws, rules or guidelines, any applicable stock exchange requirements or guidelines and any other applicable regulatory rules. In particular, each member of the Committee shall have no direct or indirect material relationship with BSPE or any affiliate thereof which could reasonably interfere with the exercise of the member’s independent judgment. Determinations as to whether a particular director satisfies the requirements for membership on the Committee shall be made by the full Board.

2.

Members of the Committee shall be appointed by the Board. Each member shall serve until his successor is appointed, unless he shall resign or be removed by the Board or he shall otherwise cease to be a director of BSPE.

3.

The Chair of the Committee may be designated by the Board or, if it does not do so, the members of the Committee may elect a Chair by vote of a majority of the full Committee membership. The Committee Chair shall satisfy the independence, financial literacy and experience requirements as described above.

4.

The Committee shall have access to such officers and employees of BSPE and to such information respecting BSPE as it considers necessary or advisable in order to perform its duties and responsibilities.

C.	Meetings
1.	At all meetings of the Committee, every question shall be decided by a majority of the votes cast. In case of an equality of votes, the matter will be referred to the Board for decision.
2.	A quorum for meetings of the Committee shall be a majority of its members.
3.

Meetings of the Committee shall be scheduled at least quarterly and at such other times during each year as it deems appropriate. Minutes of all meetings of the Committee shall be taken. The President & CEO and CFO shall attend meetings of the Committee, unless otherwise excused from all or part of any such meeting by the Committee Chair. The Chair of the Committee shall hold in camera sessions of the Committee, without management present, at every meeting.

4.	The Committee shall report the results of meetings and reviews undertaken and any associated recommendations to the Board.
5.

The Committee shall meet periodically with BSPE’s external auditor in connection with the preparation of the annual consolidated financial statements and otherwise as the Committee may determine, part or all of each such meeting to be in the absence of management.

D.	Responsibilities

As discussed above, the Committee is established to assist the Board in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of BSPE and external audits of BSPE’s consolidated financial statements. In that regard, the Committee shall:

1.

satisfy itself on behalf of the Board with respect to BSPE’s internal control systems including identifying, monitoring and mitigating business risks as well as compliance with legal, ethical and regulatory requirements. The Committee shall also review with management, the external auditor and, if necessary, legal counsel, any litigation, claim or other contingency (including tax assessments) that could have a material effect on the financial position or operating results of BSPE (on a consolidated basis), and the manner in which these matters may be, or have been, disclosed in the financial statements;

2.

review with management and the external auditor the annual consolidated financial statements of BSPE, the reports of the external auditor thereon and related financial reporting, including Management’s Discussion and Analysis and any earnings press releases, in Form 10-K (collectively, “Annual Financial Disclosures”) prior to their submission to the Board for approval. This process should include, but not be limited to:

(a)	reviewing changes in accounting principles, or in their application, which may have a material impact on the current or future year’s financial statements;
(b)	reviewing significant accruals, reserves or other estimates;
(c)	reviewing accounting treatment of unusual or non-recurring transactions;
(d)	reviewing the adequacy of any reclamation fund;
(e)	reviewing disclosure requirements for commitments and contingencies;
(f)	reviewing financial statements and all items raised by the external auditor, whether or not included in the financial statements; and
(g)	reviewing unresolved differences between BSPE and the external auditor.

Following such review, the Committee shall recommend to the Board for approval all Annual Financial Disclosures;

3.

review with management all interim consolidated financial statements of BSPE and related financial reporting, including Management’s Discussion and Analysis and any earnings press releases, in Form 10-Q (collectively “Quarterly Financial Disclosures”) and, if thought fit, approve all Quarterly Financial Disclosures;

4.

be satisfied that adequate procedures are in place for the review of BSPE’s public disclosure of financial information extracted or derived from BSPE’s financial statements, other than Annual Financial Disclosures or Quarterly Financial Disclosures, and shall periodically assess the adequacy of those procedures;

5.

review with management and recommend to the Board for approval, any financial statements of BSPE which have not previously been approved by the Board and which are to be included in a prospectus of BSPE;

6.	review with management and recommend to the Board for approval, BSPE’s Annual Information Form;
7.	with respect to the external auditor:
(a)	receive all reports of the external auditor directly from the external auditor;
(b)	discuss with the external auditor;
(i)	critical accounting policies;
(ii)	alternative treatments of financial information within GAAP discussed with management (including the ramifications thereof and the treatment preferred by the external auditor); and
(iii)	other material, written communication between management and the external auditor;
(c)

consider and make a recommendation to the Board as to the appointment or re-appointment of the external auditor, being satisfied that such auditor is a participant in good standing pursuant to applicable securities laws;

(d)

review the terms of engagement of the external auditor, including the appropriateness and reasonableness of the auditor’s fees and make a recommendation to the Board as to the compensation of the external auditor;

(e)

when there is to be a replacement of the external auditor, review with management the reasons for such replacement and the information to be included in any required notice to securities regulators and recommend to the Board for approval the replacement of the external auditor along with the content of any such notice;

(f)	oversee the work of the external auditor in performing its audit or review services and oversee the resolution of any disagreements between management and the external auditor;
(g)

review and discuss with the external auditor all significant relationships that the external auditor and its affiliates have with BSPE and its affiliates in order to determine the external auditor’s independence, including, without limitation:

(i)

requesting, receiving and reviewing, on a periodic basis, written or oral information from the external auditor delineating all relationships that may reasonably be thought to bear on the independence of the external auditor with respect to BSPE;

(ii)	discussing with the external auditor any disclosed relationships or services that the external auditor believes may affect the objectivity and independence of the external auditor; and
(iii)	recommending that the Board take appropriate action in response to the external auditor’s information to satisfy itself of the external auditor’s independence;

(h)	as may be required by applicable securities laws, rules and guidelines, either:
(i)

pre-approve all non-audit services to be provided by the external auditor to BSPE (and its subsidiaries, if any), or, in the case of de minimus non-audit services, approve such non-audit services prior to the completion of the audit; or

(ii)	adopt specific policies and procedures for the engagement of the external auditor for the purposes of the provision of non-audit services;
(i)	review and approve the hiring policies of BSPE regarding partners, employees and former partners and employees of the present and former external auditor of BSPE;
8.	(a)	establish procedures for:
(i)	the receipt, retention and treatment of complaints received by BSPE regarding accounting, internal accounting controls or auditing matters; and
(ii)	the confidential, anonymous submission by employees of BSPE of concerns regarding questionable accounting or auditing matters; and
(b)

review with the external auditor its assessment of the internal controls of BSPE, its written reports containing recommendations for improvement, and BSPE’s response and follow-up to any identified weaknesses;

9.

with respect to risk management, be satisfied that BSPE has implemented appropriate systems of internal control over financial reporting (and review management’s assessment thereof) to ensure compliance with any applicable legal and regulatory requirements;

10.	review annually with management and the external auditor and report to the Board on insurable risks and insurance coverage; and
11.	engage independent counsel and other advisors as it determines necessary to carry out its duties and set and pay the compensation for any such advisors.

Blacksands Petroleum, Inc.

Policy on Trading in Securities by

Directors, Officers, Employees and Consultants

October 27, 2008

Purpose

The purpose of this Policy is to ensure (a) compliance with applicable Canadian and US securities laws governing trading in securities of Blacksands Petroleum, Inc. (“BSPE” or the “Corporation”) while in possession of material non public information concerning the Corporation, and tipping or disclosing material non-public information to outsiders; and (b) the avoidance of embarrassment by preventing the appearance of improper trading or tipping.

In conjunction with regulatory requirements, it is the policy of BSPE that, once a person becomes an insider (as described below), his or her security holdings in BSPE, and any change therein, must be reported to the appropriate securities commissions. The responsibility for compliance with insider reporting obligations rests with the insiders and not with BSPE. However, BSPE has an interest in monitoring the holdings of its insiders and ensuring that insider holdings are accurately reported, as the identity of insiders and the size of their holdings may be relevant in determining whether BSPE is permitted, under applicable securities laws and stock exchange rules, to undertake certain types of transactions.

Scope

A.

This Policy covers all officers and directors of the Corporation and all employees and consultants of BSPE. Directors, officers, employees and consultants are responsible for ensuring compliance by their families and other members of their households.

B.

This Policy applies to any transactions in any securities of BSPE, including common shares, warrants, options or other securities exchangeable or exercisable into common shares, as well as exchange-traded options or other derivative securities that are not issued by BSPE but are based on securities of BSPE.

C.

This Policy applies not only to the securities of BSPE which a director, officer, employee or consultant owns, but also those over which control or direction is exercised (for example as a trustee or executor of an estate) and also to the securities of BSPE that are indirectly owned (for example by a corporation controlled by a director, officer, employee or consultant or by an immediate family member of a director, officer, employee or consultant).

D.

This Policy applies not only during the course of a director’s, officer’s, employee’s or consultant’s service to BSPE, but also after the completion of such service to the extent the relevant person possesses material non-public information at the time such service is completed.

Insiders

The directors and senior officers of the Corporation, and every person who is directly or indirectly the beneficial owner of more than 10% of a class of the Corporation’s securities, are considered to be insiders of BSPE pursuant to applicable securities laws and as such are subject to a higher standard of scrutiny and disclosure requirements than other people who may trade in securities of BSPE. Insiders should contact the President & CEO when considering a transaction in securities of BSPE to ensure that there is no current material non-public information which has not been widely disseminated.

Reporting by Insiders – U.S. Requirements

A.	Initial Reports

An initial report must be filed within ten days of the date on which a person or corporation becomes an insider. An initial report is not required, however, when a person becomes an insider if he or she has no direct or indirect beneficial ownership, control or direction over securities of BSPE.

B.	Changes in Beneficial Ownership

A person or corporation who is an insider must report any changes in his or her direct or indirect beneficial ownership of, or control over, securities of BSPE within two days of the date such change takes place.

C.	Stock Options

A person or corporation who is an insider is reminded that the grant of an option, or the exercise of an option, gives rise to reporting obligations and an insider report must be filed with respect to these matters within ten days of the date such transaction takes place.

D.	Filing

A person or corporation who is an insider must have their reports filed on EDGAR under a Form 4. Reporting through EDGAR may require the assistance of BSPE counsel for completion and filing.

Definition of Material Non-Public Information and Non-public Information

E.	Material Information

Securities legislation and this Policy make frequent reference to material information. In this Policy, material information is any information relating to the business and affairs of BSPE that results in, or would reasonably be expected to affect the investment decisions of a reasonable holder of securities of BSPE or an investor or if the information would reasonably be expected to affect the market price or value of any of the securities of BSPE.

F.	Non-public Information

Material information is “non-public” if it has not been generally disclosed. Information is considered to have been generally disclosed if: (i) the information has been disseminated in a manner calculated to effectively reach the marketplace, and (ii) public investors have been given a reasonable amount of time to analyse the information. For the purposes of this Policy, information will be considered public; i.e., no longer non-public, after information has been generally disclosed by means of a broadly disseminated press release and the trading has closed on the first full trading day following such press release.

If you are unsure whether the information that you possess is material or non-public, the President & CEO should be consulted before trading in any securities of BSPE.

Statement of Policy and Procedures

G.	Prohibited Activities
1.	No insider, employee or consultant may trade in securities of BSPE while in possession of material non-public information concerning BSPE.
2.	No insider, employee or consultant may trade in securities of BSPE outside of the “trading windows” described below, or during any designated special trading blackout periods.
3.	No insider, employee or consultant may trade in securities of BSPE during any trading blackout period imposed on employees and consultants of BSPE generally.
4.

No insider, employee or consultant may disclose material non-public information concerning BSPE to any outside person (including family members, analysts, individual investors and members of the investment community and news media) unless such disclosure is necessary in the course of business and in accordance with BSPE’s Disclosure Policy. In any instance where such information is disclosed to outsiders, the outsider must be advised that they must not disclose the information to anyone else, other than in the necessary course of business, and they may not trade in securities of BSPE until the information has been generally disclosed.

5.

No insider, employee or consultant may give trading advice of any kind relating to securities of BSPE to anyone while possessing material non-public information about BSPE, except that insiders, employees and consultants should advise others not to trade securities of BSPE if such trade might violate the law or this Policy.

6.

No insider, employee or consultant may (a) trade in securities of any other public company, trust, partnership or other entity (a “company”) while possessing material non-public information concerning that company; (b) “tip” or disclose material non-public information concerning any company to anyone; or (c) give trading advice of any kind to anyone concerning any other company while possessing material non-public information about that company that such insider, employee or consultant learned in the course of service to BSPE.

7.	In order to avoid possible inadvertent conflict with this Policy, it is recommended that, outside of any stock option plans, no insider leave with a broker any outstanding sell or purchase orders.
8.	No insider, employee or consultant may (a) engage in short sales of securities of BSPE, or (b) buy or sell puts, calls or other derivatives in respect of securities of BSPE.
H.	Trading Windows and Blackout Periods
1.	Definition of Blackout Period and Trading Window

A “blackout period” is any time when an insider, employee or consultant is restricted by the terms of this Policy or applicable securities law from trading in securities of BSPE. Alternatively, a “trading window” is the period of time between blackout periods where an insider, employee or consultant is not restricted by the terms of this Policy or applicable securities law from trading in securities of BSPE.

2.	Designation of Blackout Periods

BSPE will use reasonable efforts to notify insiders, employees and consultants by e-mail when a general blackout period is in effect. However, it is the obligation of every insider, employee and consultant to ensure, prior to affecting a trade, that a blackout period is not in effect or such person is not otherwise restricted from trading in securities of BSPE. In the event that an insider, employee or consultant is unsure whether they may trade in securities of BSPE, they should contact the President & CEO to determine if a general blackout period is in effect or if the insider, employee or consultant is in possession of material undisclosed information.

3.	Trading Windows for Insiders

Insiders may trade in securities of BSPE only during the period beginning after the close of business a full two days following widespread public release (of either quarterly or year-end financial results, or press-released information), and ending at the close of trading on the earlier to occur of the fifth day preceding a meeting of the board of directors of the Corporation or the Audit Committee to approve any distribution or earnings press release or any financial statements reflecting BSPE’s operating results, OR any other press released information. However, such trading windows may be modified from time to time.

4.	Trading Windows for Employees and Consultants

All other employees and consultants who are not insiders may trade in securities of BSPE at any time, provided they are not in possession of material non-public information and no blackout period applicable to such employee or consultant is in place.

5.	No Trading While in Possession of Material Non-public Information or During Blackout Periods

No insider, employee or consultant possessing material non-public information concerning BSPE may trade in securities of BSPE even during applicable trading windows. Persons possessing such information may trade during a trading window only after the close of trading on the next full trading day following the widespread public release of the information.

No insider, employee or consultant may trade in securities of BSPE outside of applicable trading windows or during any designated blackout periods. No insider, employee or consultant may disclose to any outside third party that a special blackout period has been designated.

I.	Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibition or restrictions prescribed by applicable Canadian and United States securities laws and regulations.

Enforcement

The consequences of prohibited insider trading or tipping can be severe. Below are the penalties under United States securities legislation for insider trading.

J.	Penalties Under Canadian Securities Laws (as applicable)

Under securities laws, persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay fines up to the greater of $1,000,000 and three times the profit made or loss avoided, pay administrative penalties of up to $500,000 and serve a jail term of up to five years less a day. BSPE may also be required to pay penalties and could, under certain circumstances, be subject to private lawsuits by traders for damages suffered as a result of illegal insider trading or tipping by persons under BSPE’s control.

K.	Penalties Under United States Securities Laws

The consequences of insider trading violations can be substantial:

For individuals who trade on inside information (or tip information to others):

•	A civil penalty of up to three times the profit gained or loss avoided;
•	A criminal fine of up to $5 million; and
•	A jail term of up to 20 years.

For a company (as well as, possibly, any supervisory person) that fails to take appropriate steps to prevent illegal trading:

•	A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the violation; and
•	A criminal penalty of up to $25 million.

In addition, any employee who violates the Company’s confidential information and securities trading policy faces discipline or termination of employment for cause. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

L.	Discipline of Insider, Employee or Consultant by BSPE

Violation of this Policy or United States insider or tipping laws by any insider, employee or consultant may subject such person to disciplinary action up to and including termination for cause in the case of an insider or employee or termination of the consulting contract in the case of a consultant.

If it is discovered that anyone subject to these policies has violated applicable securities laws, the matter may be referred to the appropriate regulatory authorities.

Blacksands Petroleum, Inc.

Corporate Disclosure Policy

October 27, 2008

Blacksands Petroleum, Inc. (the “Corporation”) is committed to providing full, timely, true and plain disclosure of material information about itself, consistent with the statutory and regulatory requirements of Canada and the United States.

This disclosure policy confirms in writing the existing disclosure policies and practices of the Corporation. The goal of this Policy is to raise awareness of the Corporation’s approach to disclosure and promote compliance among the board of directors and senior management of the Corporation and its other insiders, employees and consultants. As such, this Policy applies to the board of directors and senior management of the Corporation and its other insiders, employees and consultants and, to the extent possible, others who have non-public material information regarding the Corporation.

This Policy covers disclosure in documents filed with the securities commissions and stock exchanges in Canada, as applicable, and the United States, written statements made in the Corporation’s annual and quarterly reports, news releases, letters to shareholders of the Corporation, presentations by senior management and information contained on its website and other electronic communications. The Policy extends to verbal statements made in meetings, speeches by senior management and telephone conversations with analysts and investors, interviews with the media, press conferences and conference calls.

A.	Disclosure Committee

The Corporation has established a disclosure committee (the “Committee”) responsible for all regulatory disclosure requirements and for overseeing the Corporation’s disclosure practices. The Committee consists of the President & CEO, CFO and the chair of the Corporate Governance Committee.

It is essential that the Committee be kept fully apprised of all pending material developments of the Corporation in order to evaluate and discuss those events to determine the appropriateness and timing for public release of information. If it is deemed that material information should remain confidential, the Committee will determine how that information will be controlled. If material information is not disclosed, the appropriate authority (ie Market Regulation Services, Inc. (“RS”) in Canada) will immediately be advised.

B.	Designated Spokespersons

The President & CEO (the “Representative”) of the Corporation shall be responsible for communication on its behalf with the media, investors and analysts. The Representative shall be the official spokesperson for the Corporation. A Representative may, from time to time, designate others within the Corporation or investor relations consultants to the Corporation to speak on its behalf as back-ups, or to respond to specific inquiries from the investment community or the media.

Any person who is not an authorized spokesperson must not respond under any circumstance to inquiries from the investment community or the media, and is prohibited from otherwise publicly communicating information about or on behalf of the Corporation unless specifically asked to do so by the Representative. All such inquiries shall be referred to the Representative.

Any Representative may consult with the Corporation’s legal counsel as he or she considers necessary in connection with this Policy.

Although the Representative is responsible for communication with the media, investors and analysts on behalf of the Corporation, its board of directors and/or certain of the committees of the board of directors may review certain public disclosure of the Corporation prior to its release. In particular: (i) the Disclosure Committee will review all material disclosure documents prior to their release or filing; and (ii) the Audit Committee of the board of directors will review the Corporation’s annual and interim financial statements and related financial reporting, including management’s discussion and analysis and financial press releases and the Corporation’s renewal annual information form prior to their release.

C.	Responsibility for Electronic Communications

The Representative or a designated individual shall also be responsible for electronic communications. As such, they are responsible for monitoring all information placed on the Corporation’s website to ensure that it is accurate, complete and up to date. The Corporation’s website must be updated as soon as practical, following the issuance of any press release announcing material information in the information disclosed on the website. The website shall include a notice that advises the reader that the information posted was accurate at the time of posting, but may be superseded by subsequent disclosures. All data posted to the website, including text and audio-visual material, shall show the date that such material was posted.

Disclosure on the website alone does not constitute adequate disclosure of material information. Therefore, any disclosure of material information on the website will only follow the proper dissemination of a news release and, if appropriate, a securities regulatory filing.

The Representative or a designated individual shall also be responsible for responses to electronic inquiries from the investment community or the media. Only public information or information which could otherwise be disclosed in accordance with this Policy shall be utilised in responding to electronic inquiries.

Directors and officers of the Corporation and its employees and consultants are prohibited from participating in internet chat room or news group discussions on any matters pertaining to the Corporation’s activities or securities. Directors, officers, employees and consultants who encounter a discussion pertaining to the

Corporation should advise the Representative immediately, in order that the discussion may be monitored.

D.	Material Information

Securities legislation, stock exchange policies and this Policy make frequent reference to material information. In this Policy, material information is any information relating to the business and affairs of the Corporation that results in, or would reasonably be expected to affect the investment decisions of a reasonable holder of securities of the Corporation or an investor or if the information would reasonably be expected to affect the market price or value of any of the securities of the Corporation. Some examples of potential material changes:

1.	changes in strategic business plans;
2.	changes in project development plans;
3.	exploration, permitting or development delays or stops;
4.	changes in resource estimates;
5.	changes in oil and gas price estimates;
6.	acquisitions or dispositions of material properties;
7.	entering into significant agreements relating to properties or projects, and
8.	potential financings.
E.	Principles of Disclosure of Material Information

Material information that is not subject to confidentiality restrictions will be disclosed via news release and broadly disseminated to the public. Unfavourable material information will be disclosed in the same manner as favourable information. Disclosure shall be consistent among all audiences, including the investment community, the media, customers, employees and consultants and shall not be disclosed selectively. Disclosure must include any information which, if omitted, would make the rest of the disclosure misleading. If determined appropriate by the Disclosure Committee, disclosure shall be updated if earlier disclosure has become misleading as a result of intervening events.

News releases containing financial results will be reviewed by the Audit Committee, and approved by the board of directors of the Corporation or the Audit Committee, as applicable. They are then filed with appropriate regulatory services if applicable, and upon acceptance by such appropriate regulatory services, publicly released immediately thereafter.

News releases containing technical data will be reviewed by a qualified person who shall be disclosed in the release.

The Corporation uses a wire service to disseminate news releases that provides Canadian (as needed) and United States disclosure. In addition, news releases are subsequently filed with the applicable regulatory authorities, posted on the Corporation’s website and faxed or e-mailed to interested parties who requested to receive such releases directly. The Representative or a designate are responsible for providing proper pre-notification of news releases to the regulatory authorities as needed and monitoring all disclosures to ensure accurate reporting and taking corrective measures, if and when appropriate.

When necessary, the Corporation will file a material change report with the securities regulators in the United States (and Canada, as applicable).

F.	Insider Trading

Securities laws prohibit “insider trading” or “tipping”. Insider trading occurs when a director or officer of the Corporation or its employee or consultant trades in securities of BSPE or other affected securities while possessing material, non-public information. Tipping occurs when a director or officer of the Corporation or its employee or consultant passes on material, non-public information (“tips”) to someone else, who then uses the information to trade in securities of the Corporation or other affected securities.

G.	News Releases

Once the Disclosure Committee determines that a development is material, it will authorise the issuance of a news release, unless such development must remain confidential for a certain time. In such circumstances, appropriate control of the non-public material information will be enforced and such information must not be disclosed to any officers, employees, consultants or third parties except as is necessary and all confidential filings will be made as required under applicable securities laws. In such event, a regulatory service (“RS”) will be immediately advised by telephone so the Company can be placed on “stock watch”. Should material information inadvertently be disclosed in a selective forum, a news release will be issued immediately in order to fully publicly disclose that information and RS will be contacted to decide whether trading in the stock should be halted.

News releases containing any earnings guidance and financial results will be reviewed by the Audit Committee prior to issuance. Financial results will be publicly released immediately following Audit Committee or board approval of the Management Discussion and Analysis and financial statements, in Form 10Q or Form 10K.

News releases will be disseminated through a news wire service that provides Canadian and United States disclosure. News releases will be transmitted to all stock exchange members, relevant regulatory bodies, major national financial media and local media in areas where headquarters are located.

If the stock exchanges listing the Corporation’s securities are open for trading at the time of a proposed announcement, prior notice will be provided (where practicable) to the market surveillance departments of the exchanges. If the announcement is issued outside of normal trading hours, market surveillance will be notified before the markets opens.

News releases will be posted on the Corporation’s website subsequent to dissemination.

H.	Market Rumours

Provided it is clear that the Corporation is not the source of the market rumour, spokespersons will consistently respond by saying “It is our policy not to comment on market rumours or speculation.” The Corporation will not respond to rumours on the internet. Should any stock exchange request a definitive statement be issued in response to a market rumour that is causing significant volatility in shares, the Disclosure Committee will consider the matter and decide on an appropriate response.

I.	Forward-Looking Information

If forward-looking information is provided in a disclosure document, meaningful cautionary language should be included warning investors that the information is forward-looking and providing the material factors or assumptions that were used in making the forward-looking statement and the risks and uncertainties that could cause actual results to differ materially. In the case of a verbal forward-looking statement, the statement will be identified as such and the spokesperson will refer to the cautionary language included in written disclosure documents. All forward-looking information will be updated to reflect any material changes.

J.	Contacts with Analysts, Investors and the Media

The Corporation recognises that analysts are important for disseminating information to the investing public and play a role in interpreting and clarifying existing public data, as well as providing investors with background information and details that cannot practically be put in public documents. Representatives of the Corporation will meet with analysts and investors on an individual or small group basis as needed, and will initiate contacts or respond to analyst and investor calls in a timely, consistent and accurate fashion in accordance with this Policy. The Corporation will provide only publicly disclosed information to such analysts or investors and will provide the same information that has been provided to analysts to individual investors who request it.

It is recognised that analyst disclosure does not constitute adequate disclosure of information that is considered material non-public information. If material information is to be announced at an analyst or shareholder meeting, press conference or conference call, its announcement must be in conjunction with a general public announcement via news release. One week prior to the release of quarterly or annual financial results, the Corporation will enact a “quiet period” where no discussions with analysts or the media will occur.

A review should be conducted after meetings with analysts, investors or the media to ensure that selective disclosure of previously undisclosed material information has not been made. If selective disclosure of undisclosed material information has been made, the Corporation will immediately notify RS, if necessary, and disclose such information promptly via news release.

K.	Reviewing Analyst Draft Reports and Models

The Corporation will not confirm, provide any guidance or attempt to influence an analyst’s opinions or conclusions and will not express comfort with the analyst’s model and earnings estimates.

Analyst reports are proprietary information belonging to the analyst’s firm. A list of all analysts covering the Corporation, and their contact numbers, will be posted on the Corporation’s website and be provided to anyone requesting such information.

L.	Conference Calls

A quarterly conference call may be held with members of the investment community to discuss quarterly financial and operating results of the Corporation or other significant developments after or concurrently with the widespread dissemination of the news release announcing such results. At the beginning of the call, a Representative will provide appropriate cautionary language regarding any forward-looking information and direct participants to publicly available documents containing the assumptions, sensitivities and a full discussion of the risks and uncertainties applicable to the news.

Advance public notice of the date and time of the call will be given by news release and the call may be broadcast simultaneously via webcast over the internet. The media and individual investors may call a toll-free number or access the webcast over the internet and listen to the call on a real-time basis. A tape recording of the conference call will be made available for a period of one month following the call on either a toll-free number or an archived audio webcast on the internet. Conference calls relating to the business developments of the Corporation and other material information likely to affect its share price should, where possible, be scheduled outside trading hours, to avoid or minimize the risk of selective disclosure. All non-material supplemental information will be posted on the Corporation’s website.

A debriefing should be held after the conference call and if such debriefing reveals a selective disclosure of previously undisclosed material information, the Corporation will immediately notify RS, if necessary, and disclose such information promptly via news release.

M.	Retention Period for Disclosure Material

A file will be maintained containing all public information about the Corporation, including continuous disclosure documents, news releases, analysts’ reports, transcripts or tape recordings of conference calls, if any, debriefing notes and newspaper articles. This will be maintained by the Corporation’s Secretary.

The minimum retention period for material information posted on the Corporation’s website and transcripts or tape recordings of conference calls will be two years.

N.	Maintaining Confidentiality

Any employee privy to confidential information is prohibited from communicating such information to anyone else unless it is necessary to do so in the course of business. Efforts will be made to limit access to such confidential information to only those who need to know the information to perform their duties, and such persons will be advised that the information is to be kept confidential.

No material information should be disclosed by directors, officers, employees or consultants to outside parties except in the necessary course of business. Outside parties’ privy to undisclosed material information concerning the Corporation will be told they must not divulge such information to anyone else, other than in the necessary course of business, and that they may not trade in securities of the Corporation until the information has been generally disclosed. The Corporation may, if deemed appropriate, require such outside parties to enter into a confidentiality agreement.

In order to prevent the misuse or inadvertent disclosure of material information, the procedures set forth below should be observed at all times:

1.	Confidential matters should not be discussed in places where the discussion may be overheard.
2.	Confidential documents should not be read in public places and should not be discarded where others can retrieve them.
3.	Transmission of documents by electronic means should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions.
4.

Unnecessary copying of confidential documents should be avoided and documents containing confidential information should be promptly removed from conference rooms and work areas after meetings have concluded. Extra copies of confidential documents should be shredded or otherwise destroyed.

5.	Access to confidential electronic data should be restricted through the use of passwords.
6.

Documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals who “need to know” in the necessary course of business. Code names should be used if necessary.

7.	All proprietary information, including computer programs and other records, remain the property of the Corporation and may not be removed,

disclosed, copied or otherwise used except in the normal course of employment or with prior permission.

O.	Communication and Enforcement

All directors and officers of the Corporation and its employees and consultants will be advised of this Policy and its importance. They will be given a copy of the Policy and requested to sign an acknowledgement.

An employee or consultant who violates this Policy may face disciplinary action up to and including termination of employment in the case of employees and termination of the consulting agreement in the case of consultants. Violation of this Policy may also cause violation of certain Canadian and United States securities laws. If it is discovered that securities laws have been violated, this matter may be referred to the appropriate regulatory authorities.

P.	The Internet

The Corporation appreciates the value that access to email and the Internet provides for employees and consultants to perform their jobs. Employer liability is, however, a concern and could arise from the leaking of confidential information, transmission or downloading of copyrighted material, transmission of harassing, discriminatory or pornographic material, defamatory comments or even accidental or purposeful transmission of a computer virus.

Employees and consultants using these tools are reminded that the corporate email address and related personal sub email addresses (i.e. employee’s name attached to corporate address) are company addresses and that all correspondence received and sent via email are to be considered corporate correspondence. All computer equipment owned by BSPE and used by BSPE employees is subject to access and monitoring. As such, the Corporation reserves the right to read any and all email messages.

In addition, computer errors or glitches often occur and undeliverable messages return to the system; information systems technicians are required to access computers to correct problems, add software or enhance the system; and sometimes due to the unavailability of computers, someone else may need access to another person’s computer. In this regard, employees and consultants are advised to have no expectation of personal privacy with regard to the computer being used to access the Corporation email address system.

Electronic mail messages are a written document. They are not secure and can be forwarded or circulated to others beyond your control.

Q.	Message Guidelines
1.	Avoid where possible the sending of messages or attached documents containing the Corporation’s confidential or proprietary information.
2.	Do not transmit messages using credit card numbers, telephone calling numbers, log-in passwords, and other parameters which can be used to gain access to the Corporation’s records unless done so in a secure environment;

3.	Do not transmit messages or download or save attachments that are libelous, defamatory, pornographic, racist, sexist or disclose personal or private matters concerning someone else;
4.	Do not use another person’s email address to send messages;
5.	Do not access another person’s files or messages;
6.	Obey all copyright laws regarding material that you send;
7.	Do not attach executable programs, macros or other forms of computer software;
8.	Do not participate in, or forward, chain messages, or other forms of external solicitations; and
9.	Do not broadcast personal messages or discussions relating to the Corporation or its securities to public group lists or Internet chat rooms.
R.	Communication and Enforcement

All directors and officers of the Corporation and its employees and consultants will be advised of this Policy and its importance. They will be provided a copy of this Policy and requested to sign an acknowledgement. This Policy will be brought to the attention of all directors, officers, employees and consultants on an annual basis.

An employee or consultant who violates this Policy may face disciplinary action up to and including termination of employment, in the case of an employee, and, in the case of a consultant, termination of the consulting contract with the Corporation. Violation of this Policy may also cause violation of certain securities laws. If it is discovered that securities laws have been violated, this matter may be referred to the appropriate regulatory authorities. Questions with respect to this Policy may be referred to the Corporation’s Secretary.

Blacksands Petroleum, Inc.

Business Conduct Policy

October 27, 2008

Ethical Behaviour

•	Legality
•	Honesty
•	Fair dealing

All activities by Blacksands Petroleum, Inc. (“BPSE”) and its directors, officers, employees and consultants must be lawful.

Lawfulness, however, is merely a starting point. It is equally important that all activities be conducted in an ethical manner. Ethical conduct means conduct that is honest, fair and free from deception and impropriety. Employees and other representatives of BSPE must, at all times, act in accordance with a high standard of ethical behaviour and with constant regard for BSPE’s reputation. As discussed in the next several pages, these requirements apply to dealings with BSPE, fellow employees, shareholders, other businesses and the community at large.

Ultimately, each individual should test his or her own behaviour by asking: “Is there any reason why I would not want another person - BSPE, a co-worker, a business associate, the government - to be fully aware of my conduct and motives?” If this question causes any discomfort the individual should reconsider his or her conduct.

Ethical Business Practices

For BSPE’s reputation in the business community to be maintained, all dealings on BSPE’s behalf must reflect high standards of ethical behaviour. In particular, the following specific principles must be observed:

A.	Compliance with Laws

All directors, officers, employees and consultants must be aware of and comply with all relevant laws and regulations in all jurisdictions in which BSPE conducts business. Individual directors, officers, employees and consultants have a duty to inform themselves of any laws relevant to their particular activities. Anyone with questions regarding legal issues should consult with the President & CEO, who will consult with BSPE’s legal counsel.

B.	Integrity in Business Dealings

Directors, officers, employees and consultants must act with integrity in dealings with all persons inside and outside the Company, including government officials, customers, suppliers and members of the community. Employees must follow established standards in procurement, and must treat tenderers fairly and equally.

C.	Gifts

No person may give to outside companies or individuals, or accept from them, any material gift or extravagant entertainment, or any similar benefit. (A “material” gift is one of such value that it constitutes a personal enrichment for the recipient such that it could be a factor in influencing that person’s behaviour. Entertainment will be considered “extravagant” if it would appear excessive to an objective observer and would typically be of a value greater than $300). Employees must properly record in BSPE’s accounts any amounts spent on gifts or entertainment.

D.	Questionable or Improper Payments

Where commissions, consultants’ fees, retainers and similar payments are required to be made and can be justified in the normal course of business, those payments must be clearly commensurate with the services performed and must be properly recorded in the accounts of BSPE.

E.	Political Donations

It is BSPE’s policy not to make political donations of any description.

F.	Compliance with Accounting Policies

Employees must comply strictly with prescribed accounting policies, audit procedures and other such controls. All accounts must properly describe and accurately reflect the transactions recorded and all assets, liabilities, revenues and expenses must be properly recorded in the books of BSPE. No secret or unrecorded funds or other assets are to be established or maintained.

G.	Contract Workers

The Company considers that the compliance obligations arising out of this Policy apply not only to employees of the Company, but also to independent contract workers to the extent that they conduct activities on the Company’s behalf. The Company therefore expects all such contractor personnel to familiarise themselves with this Policy, and to comply with it, in the same manner as is expected of BSPE directors, officers and employees.

H.	Business Associates

The Company will make all reasonable efforts to promote the application of these ethical business practices by our third party suppliers.

International Business

BSPE’s international activities results in increased exposure to legal and ethical issues.

A.	Compliance with Anti-Bribery Legislation

BSPE is subject to legislation in the United States that prohibits corrupt practices in dealing with foreign governments. Anti-bribery and anti-corruption laws, as applicable, make it an offence to make or offer a payment, gift or benefit to a foreign government official in order to induce favourable business treatment, such as obtaining or retaining business or some other advantage in the course of business. Violation of this legislation may result in substantial penalties to BSPE and to individuals.

BSPE, as well as individual employees, must take all reasonable steps to ensure that the requirements of this legislation are strictly met. No payments, material gifts or other benefits are to be given, directly or indirectly, to foreign government officials, political parties or political candidates for the purpose of influencing government decisions in BSPE’s favour. Furthermore, no such payments are to be made to agents or other third parties in circumstances where it is likely that part or all of the payment will be passed on to a foreign government official, political party or political candidate. For the purpose of this paragraph, a material gift or benefit has a value in excess of $500.

B.	Facilitation Payments

There are certain types of payments to foreign government officials that are allowed under Canadian and U.S. legislation, called “facilitation” or “facilitating” payments. These are small payments or tips that are accepted custom in certain foreign countries in the context of having routine administrative actions performed by government officials. Employees should be aware that such payments are permissible only under very limited circumstances and must be properly documented. As well, they must advise the President & CEO in advance of any anticipated payments and provide written request for reimbursement of any such payment. If there are any questions regarding the permissibility of any particular payment, advice should be sought from the President & CEO. Moreover, employees must ensure that any such payments are properly recorded in accordance with the Company’s accounting procedures.

A copy of the Canadian and U.S. foreign corrupt practices legislation is available from the Corporate Secretary. Anyone with questions regarding these legal issues should consult the President & CEO.

Personal Conduct

A.	Work-related Conduct and Conflicts of Interest

BSPE employees must comply with the standards of ethical behaviour in all aspects of their employment. This includes their dealings with people outside the Company as well as their relationships with their fellow employees and with BSPE as their employer. In addition, BSPE expects that employees will act with loyalty to the Company at all times.

In particular, individuals must not:

•	pursue personal gain or advantage from their employment activities;
•	misuse Company resources, including computer systems;
•	engage in insider trading;
•	compromise the confidentiality of corporate information; and
•

permit any actual or perceived conflict of interest between their personal interests and those of the Company. Employees must not enter into outside activities, including business interests or other employment, that might interfere with or be perceived to interfere with their performance at BSPE or otherwise compromise their duty of loyalty to BSPE.

B.	Personal Conduct

In general, BSPE does not wish to dictate the personal conduct of individual employees outside working hours. Nevertheless, it expects employees to act lawfully at all times and to conduct their personal affairs as good and responsible citizens, in such a manner that reflects well on BSPE.

Employment Practices

BSPE recognizes that it must earn the loyalty that it expects from its employees. BSPE is committed to treating its employees ethically and fairly. In particular, BSPE strives to ensure the following:

•	no discrimination on the basis of gender, disability, age, marital status, sexual orientation, religious belief, race, ethnicity, ancestry or place of origin;
•	fair and competitive compensation;
•	fairness in performance appraisals and job advancement;
•	protection of employees from harassment; and

•	confidentiality of employee records.

All officers must maintain and promote these principles in their hiring practices and in their relationships with other employees.

Health, Safety and Environment

Effectiveness in occupational health, safety and environmental standards is an essential part of achieving efficiency and profitability in the mining industry. BSPE will therefore work at continuous improvement in these areas and will be guided by the following principles:

•	creating a safe work environment;
•	minimising the environmental impacts of its activities;
•	building co-operative working relationships with local communities and governments in the Company’s areas of operation;
•	reviewing and monitoring environmental and safety performance; and
•	prompt and effective response to any environmental and safety concerns.

Disclosure of Information

All corporate information is the property of BSPE. Corporate information includes trademarks, patents, software developments and applications, strategic and operational knowledge and financial information. It also includes any confidential information received by BSPE from third parties.

Employees are in a position of trust with respect to corporate information in the same manner as with any other corporate property. Employees must take care to protect the confidentiality of corporate information. In particular:

•	employees must not use corporate information for personal gain;
•	employees may not disclose corporate information other than for legitimate purposes and with appropriate safeguards, unless written approval is obtained from the President & CEO;
•	media and investor communications are to be handled by the President & CEO;
•	employees must not disclose undisclosed corporate information.

Ensuring Compliance with this Policy

A.	Compliance

As part of its efforts to ensure compliance with this Policy, BSPE requires that each employee complete an annual Compliance Certificate certifying compliance with this Policy. Employees whose positions may include involvement with foreign operations may be asked to complete more frequent Compliance Certificates so as to ensure corporate compliance with anti-bribery legislation. Completed certificates are to be returned directly to the Corporate Secretary.

Any proposed non-compliance such as a proposed material gift, must be pre-approved by the President & CEO.

The Company requires that employees report any observed breaches of this Policy to the President & CEO.

An employee or consultant who violates this Policy may face disciplinary action up to and including termination of employment, in the case of an employee, and, in the case of a consultant, termination of the consulting contract with the Corporation. Violation of this Policy may also cause violation of certain laws. If it is discovered that laws have been violated, this matter may be referred to the appropriate regulatory authorities. Questions with respect to this Policy may be referred to the Corporation’s Secretary.

Blacksands Petroleum, Inc.

Whistleblower Policy

October 27, 2008

As a public company, the integrity, transparency and accountability of the financial, administrative and management practices of Blacksands Petroleum, Inc. (the “Corporation”) is critical. This guides the decisions of the board of directors of the Corporation and is relied upon by shareholders of the Corporation and the financial markets. For these reasons, it is critical for the Corporation and its subsidiaries to maintain a workplace where concerns regarding questionable business practices can be raised without fear of any discrimination, retaliation or harassment.

All directors, officers, employees and consultants are encouraged to promptly report either orally or in writing to the Audit Committee, all evidence of activity by a director, officer, employee or consultant that may constitute any of the following:

•	questionable accounting practices;
•	inadequate internal accounting controls;
•	the misleading or coercion of auditors;
•	disclosure of fraudulent or misleading financial information; and
•	instances of corporate fraud.

In instances where a satisfactory response is not received, or if you are uncomfortable addressing your concerns to the Audit Committee, any director or officer of the Corporation may be contacted.

In instances where a satisfactory response is not received from such Committee, or director or officer, or if you are uncomfortable addressing your concerns to a director or officer, the Chairman of the board of directors of the Corporation may be contacted by mail, telephone, fax or e-mail. Anonymous written or telephone communications will be accepted.

You are encouraged to provide as much specific information as possible including names, dates, places and events that took place, your perception of why the incident(s) may be a violation, and what action you recommend be taken.

All genuine complaints under this policy will be promptly and thoroughly investigated, and all information disclosed during the course of the investigation will remain confidential, except as necessary to conduct the investigation and take any remedial action and subject to applicable regulations or law.

All reports made in respect of matters specifically covered by this policy will be reported to the Audit Committee of the board of directors of the Corporation.

Any individual who in good faith reports such incidents described above will be protected from threats of retaliation, harassment, discharge, or other types of discrimination including but not limited to respecting compensation or terms and conditions of employment, that are directly related to the disclosure of such reports. If any employee or other person believes they have been unfairly or unlawfully retaliated against in respect of a report made by such employee or person under this policy, they may file a complaint with the Audit Committee. If such a person is uncomfortable filing the complaint with the Audit Committee, they may file their complaint with the Chairman of the board of directors of the Corporation. The Corporation reserves the right to discipline any individual who makes an accusation without a reasonable, good faith belief in the truth and accuracy of the information or who knowingly provides false information or makes false accusations, and such discipline may result in termination in the case of a director, officer or employee or termination of the consulting contract in the case of a consultant and, if warranted, legal proceedings.

All directors, officers, employees and consultants have a duty to co-operate in an investigation. Should an individual fail to co-operate or provides false information in an investigation, the Corporation will take effective remedial action commensurate with the severity of the offence. This action may include disciplinary measures up to and including termination in the case of a director, officer or employee or termination of the consulting contract in the case of a consultant and, if warranted, legal proceedings.